Exhibit (d)(39)

FORM OF

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of ______ __, 2007, between

Fidelity Research & Analysis Company

and

Fidelity Investments Japan Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation

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